UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2008

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.5.    Costs Associated with Exit or Disposal Activities.

On December 9, 2008 Mattson Technology, Inc (the Company) announced that in response to the weakness of the current business environment, the Company was implementing a reorganization of its structure to reflect changes in anticipated levels of business. The actions are being taken to both further reduce costs of operations and to streamline the organization going forward.

The Company will reduce approximately 20% percent of the Company's global workforce through reductions-in-force and outsourcing. The Company will begin implementation of the restructuring actions this quarter and expects to complete all significant related activities by the first quarter of 2009. Mattson expects to record severance pay expenses in the range of $3.0 million to $4.0 million. Substantially all of these charges will result in cash expenditures and will be primarily recorded in the current and next quarter. The full text of the Company's press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit	Description
99.1	December 9, 2008 Press Release by Mattson Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 9, 2008

Mattson Technology, Inc.

By: /s/ Andy Moring

Andy Moring
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	December 9, 2008 Press Release by Mattson Technology, Inc. Also provided in PDF format as a courtesy.